Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of NeoGenomics, Inc. of our report dated February 26, 2019 relating to the consolidated statements of operations, comprehensive income (loss), redeemable convertible preferred stock and stockholders’ equity, and cash flows for the year ended December 31, 2018 appearing in the Annual Report on Form 10-K of NeoGenomics, Inc. for the year ended December 31, 2020.

/s/ Crowe LLP
Crowe LLP

Indianapolis, Indiana
September 1, 2021